Filed Pursuant to Rule 424(b)(3)

Registration No. 333-261048

SUPPLEMENT NO. 1

(To Joint Proxy Statement/Prospectus dated January 7, 2022)

This supplement (this “Supplement”) supplements the Joint Proxy Statement/Prospectus dated January 7, 2022 (the “Joint Proxy Statement/Prospectus”), mailed to shareholders of Creative Realities, Inc. (“Creative Realities” or “CRI”) on or about January 11, 2021 in connection with the solicitation of proxies at the special meeting of the shareholders of Creative Realities to be held on January 28, 2022 (as may be adjourned or postponed to a later date, the “Creative Realities Meeting”) and mailed to stockholders of Reflect Systems, Inc. (“Reflect”) on or about January 7, 2022, in connection with the solicitation of proxies at the special meeting of the stockholders of Reflect to be held on January 28, 2022 (as may be adjourned or postponed to a later date, the “Reflect Meeting”). The Creative Realities Meeting and Reflect Meeting are being held to consider and vote upon certain proposals related to the Agreement and Plan of Merger, or the “Merger Agreement,” dated November 12, 2021, among Creative Realities, Reflect and other parties thereto, pursuant to which a direct, wholly owned subsidiary of Creative Realities, CRI Acquisition Corporation, or “Merger Sub,” will merge with and into Reflect, with Reflect surviving as a wholly owned subsidiary of Creative Realities, and the surviving company in the merger (the “Merger”). Capitalized terms used in this Supplement and not otherwise defined herein have the meanings specified in the Joint Proxy Statement/Prospectus.

At the Creative Realities Meeting, Creative Realities will ask its shareholders to vote on the following proposals, as more fully described Joint Proxy Statement/Prospectus: (i) the Share Issuance Proposal, (ii) the Bonus Plan Proposal, (iii) the Advisory Compensation Proposal, and (iv) the Creative Realities Adjournment Proposal, if presented (collectively, the “Creative Realities Proposals”). Creative Realities’ Board of Directors unanimously determined and continues to recommend that Creative Realities’ shareholders vote “FOR” each of the Creative Realities Proposals at the Creative Realities Meeting.

At the Reflect Meeting, Reflect will ask its stockholders to vote on the following proposals, each as more fully described in the accompanying joint proxy statement/prospectus: (i) the Merger Proposal, (ii) each of the Reflect Charter Amendment Proposals and (iii) the Reflect Adjournment Proposal (collectively, the “Reflect Proposals”). Reflect’s Board of Directors unanimously determined that the Reflect Proposals are advisable, fair to and in the best interests of Reflect and its stockholders and unanimously recommends that Reflect’s stockholders vote “FOR” each of the Reflect Proposals.

This Supplement is not complete without the Joint Proxy Statement/Prospectus. This Supplement should be read in conjunction with the Joint Proxy Statement/Prospectus and is qualified by reference thereto, except to the extent that the information in this Supplement updates or supersedes the information contained in the Joint Proxy Statement/Prospectus.

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the transactions described in the Joint Proxy Statement/Prospectus or any of the securities to be issued in the Merger, passed upon the merits or fairness of the Merger or related transactions or passed upon the adequacy or accuracy of the disclosure in the Joint Proxy Statement/Prospectus or this Supplement. Any representation to the contrary constitutes a criminal offense.

SEE “RISK FACTORS” ON PAGE 47 OF THE JOINT PROXY STATEMENT/PROSPECTUS FOR A SUMMARY OF CERTAIN RISKS YOU SHOULD CONSIDER IN CONNECTION WITH THE MERGER.

The date of this Supplement is January 28, 2022.

CRI has been working diligently with its current lender, Slipstream Communications, LLC, and its financial advisor, A.G.P./Alliance Global Partners, to secure the capital necessary to consummate the Merger and have sufficient working capital for operation of the combined company after the Merger through the consummation of one or more financings. Creative Realities intends to file with the Securities and Exchange Commission a supplement to the Joint Proxy Statement/Prospectus to, among other things, describe the terms of such financings in advance of the Creative Realities Meeting and Reflect Meeting. To provide the stockholders of Creative Realities and Reflect a reasonable time to review such supplement in advance of considering the approval of the Creative Realities Proposals and Reflect Proposals at the Creative Realities Meeting and Reflect Meeting, respectively, Creative Realities convened and immediately adjourned the Creative Realities Meeting without considering the Creative Realities Proposals on January 28, 2022, to be reconvened at 9 a.m. (Eastern Time) on February 15, 2022, and Reflect convened and immediately adjourned the Reflect Meeting without considering the Reflect Proposals on January 28, 2022, to be reconvened at 9 a.m. (Central Time) on February 15, 2022.

Creative Realities Adjournment

The record date for the Creative Realities Meeting remains December 27, 2021. All votes that have been cast by Creative Realities shareholders with respect to the Creative Realities Proposals will be cast at the Creative Realities Meeting once reconvened on February 15, 2022. Creative Realities shareholders may continue to cast or change their votes on the Creative Realities Proposals until the Creative Realities Meeting is reconvened.

Reflect Meeting Adjournment

The record date for the Reflect Meeting remains January 3, 2022. All votes that have been cast by Reflect stockholders with respect to the Reflect Proposals will be cast at the Reflect Meeting once reconvened on February 15, 2022. At an adjourned Reflect Meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the Reflect Meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned Reflect Meeting. Reflect stockholders may continue to cast or change their votes on the Reflect Proposals until the Reflect Meeting is reconvened.

Press Release

Creative Realities and Reflect announced the adjournments of the Creative Realities Meeting and Reflect Meeting via the following press release on January 28, 2022.

Creative Realities and Reflect Systems Provide Update on their Pending Merger and

Adjourn Special Stockholder Meetings

LOUISVILLE, Ky., January 28, 2022 – Creative Realities, Inc. (“Creative Realities,” or “CRI”) (NASDAQ: CREX, CREXW) and Reflect Systems, Inc. (“Reflect” and together with CRI, the “Companies”), leading providers of digital marketing solutions, provided an update on the status of the pending merger between the Companies and the special stockholder meetings of each Company held on January 28, 2022.

CRI has been working diligently with its current lender, Slipstream Communications, LLC, and its financial advisor, A.G.P./Alliance Global Partners, to secure the capital necessary to consummate the pending merger of the Companies and have sufficient working capital for operation of the combined company after the merger through the consummation of one or more financings. Creative Realities intends to file with the Securities and Exchange Commission a supplement to the joint proxy statement/prospectus filed on January 7, 2022 to, among other things, describe the terms of such financings in advance of the special stockholder meetings of the Companies. To provide the stockholders of Creative Realities and Reflect a reasonable time to review such supplement in advance of considering the approval of the Creative Realities Proposals and Reflect Proposals at the Creative Realities Meeting and Reflect Meeting, respectively, Creative Realities convened and immediately adjourned the Creative Realities Meeting without considering the Creative Realities Proposals on January 28, 2022, to be reconvened at 9 a.m. (Eastern Time) on February 15, 2022, and Reflect convened and immediately adjourned the Reflect Meeting without considering the Reflect Proposals on January 28, 2022, to be reconvened at 9 a.m. (Central Time) on February 15, 2022.

About Creative Realities, Inc.

Creative Realities helps clients use the latest omnichannel technologies to inspire better customer experiences.  CRI designs, develops and deploys consumer experiences for high-end enterprise level networks, and is actively providing recurring SaaS and support services across diverse vertical markets, including but not limited to Automotive, Advertising Networks, Apparel & Accessories, Convenience Stores, Foodservice/QSR, Gaming, Theater, and Stadium Venues. The Company has operations across North America with active installations in more than 10 countries.

About Reflect

Reflect provides powerful, cost-effective digital signage platforms and solutions, helping organizations to create compelling experiences that engage staff and keep customers coming back for more. Reflect supplies everything brands need, including strategy, creative services, robust content management and ad trafficking systems, and media sales, all backed by the market leading ReflectView and AdLogic software platforms.

Cautionary Note on Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may relate to future results, strategy and plans of Creative Realities and Reflect (collectively, the “Companies”) (including certain projections and business trends, and statements, which may be identified by the use of the words “plans”, “expects” or “does not expect”, “estimated”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might”, “projects”, “will” or “will be taken”, “occur” or “be achieved”). Forward-looking statements are based on the opinions and estimates of management of the Companies as of the date such statements are made, and they are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause the actual results, level of activity, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, each Company’s respective revenues and operating performance, general economic conditions, industry trends, legislation or regulatory requirements affecting the business in which it is engaged, management of growth, its business strategy and plans, the result of future financing efforts, its dependence on key personnel, and the ability to retain key personnel. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. These forward-looking statements are made only as of the date hereof, and neither Company undertakes any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Consummation of the proposed merger transaction between Creative Realities and Reflect (the “Proposed Transaction”) is subject to satisfaction of various closing conditions set forth in the Merger Agreement, including the accuracy of the parties’ representations and warranties, the performance of the parties’ covenants and obligations, Creative Realities and Reflect obtaining various approvals being sought from their respective shareholders, Creative Realities’ obtaining debt and/or equity financing sufficient to fund the cash portion of the purchase price, Creative Realities’ satisfaction with continuing due diligence, Reflect having generated a threshold amount of recurring revenue during the month prior to closing, the absence of actual or threatened legal proceedings that may challenge or materially interfere with the Proposed Transaction and Reflect stockholders not asserting dissenters’ rights of appraisal over the permitted threshold amount, among others. There is no assurance that these closing conditions will be satisfied or that the Proposed Transaction will ultimately be consummated. Further information on potential factors that could affect our business is described under the caption “Risk Factors” in the Joint Proxy Statement/Prospectus filed with the Securities and Exchange Commission on January 7, 2022.

Additional Information about the Merger and Where to Find It

In connection with the proposed acquisition of Reflect, Creative Realities has filed with the Securities and Exchange Commission a registration statement on Form S-4 that contains a combined joint proxy statement/prospectus.

WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT ON FORM S-4, THE JOINT PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IN CONNECTION WITH THE PROPOSED TRANSACTION BECAUSE THESE DOCUMENTS DO AND WILL CONTAIN IMPORTANT INFORMATION ABOUT CREATIVE REALITIES, REFLECT, AND THE PROPOSED TRANSACTION.

Investors and security holders may obtain copies of these documents free of charge through the website maintained by the Securities and Exchange Commission at www.sec.gov or from Creative Realities at its website, http://www.cri.com/. Documents filed with the Securities and Exchange Commission by Creative Realities will be available free of charge by directing a request by telephone or mail to Creative Realities, Inc., 13100 Magisterial Drive, Suite 100, Louisville, KY  40223; phone: (502) 791-8800

Participants in the Solicitation

Creative Realities, Reflect and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Creative Realities in connection with the Proposed Transaction. Certain information regarding the interests of these participants and a description of their direct and indirect interests, by security holdings or otherwise, is included in the joint proxy statement/prospectus relating to the Proposed Transaction. Creative Realities’ directors and executive officers beneficially own approximately 11.05% of Creative Realities’ common stock.

Disclaimer; Non-Solicitation

This communication shall not constitute an offer to purchase, nor a solicitation of an offer to sell, subscribe for or buy, any securities or the solicitation of any vote in any jurisdiction pursuant to the Merger or otherwise, nor shall there be any sale, issuance or transfer or securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

SOURCE Creative Realities, Inc.

Contacts

Christina Davies

cdavies@ideagrove.com